Exhibit 10.11

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is entered into between Joshua M. Walden (“Employee”) and Footprint International Holdco, Inc., together with its affiliates (collectively, the “Company” or “Employer”). Employee and the Company may be referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A. The Parties have been engaged in an employment relationship in which Employee has served as the Chief Operating Officer of the Company.

B. The Parties’ employment relationship will end effective January 10, 2022.

C. It is the intention of the Company to provide a severance package to Employee, despite having no contractual or statutory obligation to do so.

D. The terms and conditions of Employee’s employment with the Company were set forth in an offer of employment dated March 30, 2021 (“Offer Letter”), which the Parties signed.

E. The Parties also previously entered into an Employee Restrictions Agreement (“Restrictions Agreement”), which imposes certain obligations, including restrictive covenants, on Employee both during and post-employment.

F. The Parties have now agreed to enter into this Agreement, which provides for severance pay and other benefits following the end of Employee’s employment with the Company, termination of employment as of January 10, 2022, and the settlement and release of all claims related to Employee’s employment with and separation from the Company.

THEREFORE, in consideration of the recitals above and the mutual releases, covenants and undertakings contained in this Agreement, and for other good and valuable consideration as set forth specifically in this Agreement, the Parties agree as follows:

TERMS

1. Termination of Employment Relationship

a. Termination Date. Employee’s employment with the Company shall be deemed terminated effective January 10, 2022 (the “Termination Date”).

b. Employee Acknowledgment. Employee acknowledges that he has been fully paid and reimbursed for (i) all final wages through the Termination Date (less all applicable and legally required withholdings and taxes); (ii) all expenses incurred by him on behalf of the Company through the Termination Date; and (iii) all accrued and vested bonuses, commissions, paid time off, holiday pay, sick pay, vacation pay, and other similar benefit amounts to which he was entitled through the Termination Date.

c. Return of Company Property. Employee agrees to return to Employer’s possession and control all Company property in his possession, including but not limited to facility keys, Company and customer files and paperwork (whether in electronic or paper form), internal Company program and procedure guidelines, and any other items provided to Employee by Employer. Employee shall return all such items no later than four (4) business days after the Termination Date.

d. Electronic Information. Employee acknowledges and agrees that to the extent he has any of Employer’s electronic property or data on his personal computer or other electronic media, Employee will take all reasonable measures to: (i) copy and provide the property or data to Employer; and then, (ii) delete the property or data from Employee’s personal computer or electronic media to a level sufficient to ensure that is not reasonably retrievable. In the event that Employee believes that he is unable to copy and delete the data as required herein, Employee agrees to notify Employer, and to provide Employer the opportunity to designate a qualified employee or contractor, at Employer’s cost, to examine the personal computer or other electronic media, and copy and delete the property or data as contemplated herein.

e. COBRA. Employee’s termination from employment is a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Employee acknowledges that his health insurance benefits under the Company’s policy will therefore end on the last day of the terminated month. The Company, or the Company’s designee, will provide Employee with all required notices for continuation of health insurance benefits under COBRA. If Employee elects to continue coverage under COBRA, the Company will be responsible for paying all COBRA health benefit premiums after the Termination date for a up to 12-month duration. Should Mr. Walden become eligible for other Group Healthcare coverage, the Company shall be notified.

f. Announcement of Departure. The Parties agree on the following language to be used in connection with announcing Employee’s departure: “Footprint announced today that COO Josh Walden is leaving to pursue other opportunities effective January 10, 2022.”

2. Consideration. Subject to the terms and conditions set forth in this Agreement, the Offer Letter, and the Restrictions Agreement (collectively, the “Agreements”), as well as Employee’s compliance with his obligations set forth in the Agreements, the Company shall compensate Employee as set forth in this Section 2.

a. Severance. Employee shall receive, as severance: A total gross amount of Five Hundred Fifty Thousand Dollars and Zero Cents ($550,000.00), less all applicable and legally required withholdings and taxes (the “Severance”). This amount is calculated based on one year of pay at Employee’s current annual base salary. The Company shall pay the Severance in equal installments in accordance with its regular payroll practices and consistent with its regular payroll schedule (“Severance Payments”), with the first of the Severance Payments being made on the first regularly scheduled payday that is at least seven (7) days following the expiration of the rescission period set forth below in Section 4(f).

b. Employee Forfeiture. Should Employee violate the terms of the Agreements prior to the dates upon which the Severance Payments or COBRA payments become due and payable, Employee forfeits any claim to such payments. In addition, the right to payment is expressly conditioned upon entering into this Agreement. Employee shall forfeit the right to payment in the event the Agreement is rescinded in accordance with Section 4(f) below.

3. Release of Claims. In consideration of the Severance and other benefits set forth above in Section 2, Employee releases and discharges all claims, charges, demands, and causes of action which Employee asserts or could assert against the Company or any of its current and former affiliates, subsidiaries, joint ventures, partnerships, divisions, successors, and assigns, and each of their officers, directors, employees, partners, members, agents, attorneys, and shareholders (collectively the “Released Parties”), which may have existed or which now exist, from the beginning of time through the date Employee signs this Agreement, including, without limitation, any claims arising from Employee’s employment with and separation from the Company. This release includes, without limitation, any claims that the Released Parties:

a. Violated or breached any personnel policies, handbooks, contracts of employment (oral or written), implied contracts, any other contracts or agreements, bonus or incentive plans, stock option plans, severance pay agreements, confidentiality agreements, or covenants of good faith and fair dealing.

b. Discriminated against, retaliated against, or harassed Employee on the basis of race, color, sex, national origin, ancestry, disability, medical condition, religion, marital status, parental status, sexual orientation, veteran status, entitlement to benefits, or any other characteristic protected by any applicable local, state, or federal law, ordinance or regulation, including without limitation, the Arizona Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Arizona Constitution, the American with Disabilities Act of 1990, the ADA Amendments Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefits Protection Act of 1990 (“OWBPA”), the Employee Retirement Income Security Act, the Fair Credit Reporting Act, and the Occupational Safety and Health Act.

c. Violated public policy or common law, including but not limited to claims for retaliatory discharge, whistleblowing, negligent hiring or supervision, severance pay, breach of contract, wrongful termination, tort, personal injury, invasion of privacy, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, adverse employment action, intentional interference with contract, negligence, detrimental reliance, concealment, fraud, misrepresentation, promissory estoppel, or any other common law tort, battery, or contract causes of action.

d. Violated any other federal, state, or local law, ordinance or regulation, including but not limited to any claim for wages or penalties under the Fair Labor Standards Act, claim to entitlement to any pay, claim to attorneys’ fees or costs incurred, wrongful denial of disability benefits or retirement benefits, the National Labor Relations Act, the Industrial Welfare Commission, and the Family Medical Leave Act.

The claims released by Employee include those that are known at this time and those that are currently unknown, and those that are suspected or unsuspected. Employee understands the significance of this release of unknown claims and his waiver of any statutory or regulatory protection against a release of unknown claims. Employee expressly waives the protection of any such governmental statutes or regulations. The Parties further agree that this release includes, without limitation, any relief that Employee could have sought against the Released Parties and that all of the rights, claims, actions, and demands he made or could have made are hereby merged into this Agreement and unconditionally extinguished.

4. ADEA/OWBPA Waiver. Employee acknowledges that by entering into this Agreement he is, among other things, waiving any rights arising from the ADEA and OWBPA which have arisen on or before the date this Agreement is executed. Employee further expressly acknowledges that:

a. Employee is entering into this Agreement voluntarily.

b. By signing this Agreement, Employee is giving up any right to file legal proceedings to recover damages, wages, or benefits on his behalf against Employer arising before the date of this Agreement. Employee is not giving up the right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or participate in any EEOC investigation, but understands and agrees that, by entering into this Agreement, Employee waives any right to recover any relief in such charges or claims brought by the EEOC (or any corresponding state or local agencies).

c. In return for entering into this Agreement, Employee will receive the compensation contemplated in this Agreement and has received other good and valuable consideration, the receipt of which is hereby acknowledged.

d. Employee is hereby advised in writing by this Agreement to consult an attorney before entering into and signing this Agreement.

e. Employee understands that he has had at least twenty-one (21) days from the day Employee received this Agreement, not counting the day upon which it was received, to consider whether to enter into and sign this Agreement. Employee further acknowledges that by signing this Agreement before the end of the twenty-one (21) day period, it will be Employee’s personal, voluntary decision to do so, and Employee has not been pressured or coerced to make a decision sooner.

f. Employee understands that he may rescind—that is, cancel—this Agreement for any reason within seven (7) calendar days after signing it. Employee agrees that the rescission must be in writing and hand-delivered or mailed to Employer. If mailed, the rescission must be postmarked within the seven (7) calendar day period, properly addressed to Employer, and sent by certified mail, return receipt requested. This Agreement becomes effective after the expiration of the revocation period set forth above (the “Effective Date”).

g. Employee has been advised in writing, in a manner Employee understood, the eligibility requirements and time limits to obtain the benefits of this Agreement.

5. Confidentiality. The Parties agree that all matters relating to this Agreement are strictly confidential, and that Employee and Employee’s attorney or representative shall not disclose or disseminate any information concerning any terms hereof to any third person other than Employee’s spouse and attorney, except under the following conditions: (a) Employee may advise Employee’s tax attorney, consultant or the Internal Revenue Service of the terms of this Agreement; and (b) if subpoenaed or ordered by a court, Employee may testify regarding the Agreement or may produce the Agreement, provided that Employee has given Employer sufficient notice to assert any objections prior to Employee’s appearance at a deposition, the return of a subpoena or the entry of a court order. For its part, the Company agrees not to disclose or disseminate any information concerning any terms of this Agreement to any other person, except as required by law, rule, or regulation, including, without limitation, laws, rules, and regulations issued by the U.S. Securities and Exchange Commission.

Employee agrees to waive any objection to Employer’s requesting that the document production or testimony be done in camera and under seal. Any disclosure or dissemination by Employee other than as described above will be regarded as a breach of this Agreement, and a cause of action shall immediately accrue for damages, including, but not limited to, the amount paid to Employee under the Agreement. Nothing in this section should be interpreted to prevent Employee from disclosing this Agreement (with the amount of consideration redacted) in connection with bringing a legal challenge to the validity of the Agreement.

6. Restrictive Covenants. As a material condition of this Agreement, Employee acknowledges his agreement to, and commits to, abide by the terms of the Restrictions Agreement, including, without limitation, those terms that continue in effect after the end of Employee’s employment with the Company.

7. Mutual Nondisparagement. The Parties agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other Party. Further, the Parties agree not to engage in any act after execution of this Agreement that is intended to, or may reasonably be expected to, harm the reputation, business, prospects or operations of the other Party, unless otherwise privileged to do so by law.

8. No Admission of Liability. The Parties agree and acknowledge that neither the making of the offers leading to this Agreement nor the entering into this Agreement, including the exchange of the considerations referenced herein, constitute an admission on the part of any Party of improper or unlawful conduct, and may not be interpreted by any other individual, agency or other entity as an admission on the part of any Party of any improper or unlawful conduct. This Agreement results solely from the desire of the Parties to expeditiously resolve any disputed issues of law and fact between them, without any litigation.

9. No Cooperation in Litigation against the Company. Employee agrees not to encourage, assist, or cooperate in any litigation against the Company or any of the Released Parties, except insofar as Employee’s testimony is required by law. Employee agrees further not to testify in any matter in which the Company or any Released Party has an interest unless Employee is under compulsory process or is asked to testify by the Company or a Released Party.

10. Choice of Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to its choice or conflict of law provisions. Jurisdiction and venue for any dispute between the Parties concerning their relationship, the severing of their relationship, or this Agreement, will lie exclusively in federal or state court in Maricopa County, Arizona.

11. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions will remain in full force and effect. However, if the release of all claims granted in Section 3 of this Agreement is in any respect determined to be invalid or unenforceable, Employee will be required and agrees to repay to Employer on demand all amounts paid by Employer pursuant to the Agreement, and the Parties will revert to the position held by each prior to the signing of the Agreement.

12. Amendments and Waivers. No modifications or amendments of this Agreement will be valid and binding between the Parties unless set forth in writing and signed by both Employee and Employer. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

13. Counterparts. This Agreement may be executed in two or more counterparts, and it is not necessary that signatures of all of the Parties appear on the same counterpart, but such counterparts together will constitute a single binding agreement between and among all of the Parties.

14. Enforcement. Nothing in this Agreement is intended to, and nothing in this Agreement shall be construed to, prohibit Employer from pursuing any remedy for any breach, whether or not material, the Parties having agreed that all remedies shall be cumulative. If Employer brings an action to seek recovery of such damages, the prevailing Party will be entitled to reasonable attorneys’ fees.

15. Construction. This Agreement will be interpreted in accordance with its plain meaning and will not be interpreted for or against either Party, nor will there be a presumption in favor of or against either Party, regardless of drafter or bargaining position.

16. Complete Agreement. This Agreement constitutes the entire understanding and agreement between the Parties and supersedes all other prior agreements and understandings between the Parties, whether written or oral. No other promises, representations, or warranties have been made other than those that are expressly contained in this Agreement.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN IT AS MY FREE ACT AND DEED. I UNDERSTAND I HAVE THE RIGHT TO SEEK ADVICE FROM AN ATTORNEY CONCERNING THIS AGREEMENT, AND THAT THROUGH IT I AM GIVING UP AND WAIVING IMPORTANT LEGAL RIGHTS.

Employee		Footprint International Holdco, Inc.

By:	/s/ Josh Walden	By:	/s/ Todd Landis
Name:	Joshua M. Walden	Name:	Todd D. Landis
Date:	1/7/2022	Title:	Chief People Officer
		Date:	1/7/2022